UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Lucarelli, Dino M
   1944 McIntosh Lane
   Villa Hills, KY USA 41017
2. Date of Event Requiring Statement (Month/Day/Year)
   1/10/01
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Pomeroy Computer Resources, Inc. PMRY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   CFO
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common stock, par value $0.01              |208 [1]               |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Stock Options (Right to |1/6/00   |1/6/02   |Common stock, par value|5000     |12.6875   |D            |                           |
Buy)                    |         |         |$0.01                  |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options (Right to |6/1/01   |6/1/05   |Common stock, par value|20000 [3]|15.00     |D            |                           |
Buy)                    |[2]      |         |$0.01                  |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:
1. Represents shares of common stock acquired under the Company's Stock Ownership Plan.
2. Options granted under a three year vesting schedule are exercisable one year after date of grant for not more than one-third of the shares subject to the option and an additional one-third of the shares subject to the option may be exercised for each of the two years thereafter.
3. Options granted under a three year vesting schedule are exercisable one year after date of grant for not more than one-third of the shares subject to the option and an additional one-third of the shares subject to the option may be exercised for each of the two years thereafter.

Dino Lucarelli
SIGNATURE OF REPORTING PERSON
/Signature/

DATE
1/10/01